PricewaterhouseCoopers LLP 100 East Wisconsin Avenue Suite 1800 Milwaukee, WI 53202 Telephone (414) 212-1600

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Underlying Funds Trust:

In planning and performing our audit of the financial statements of the Convertible Bond Arbitrage Portfolio, Distressed Securities Portfolio, Fixed Income Arbitrage Portfolio, Global Hedged Income Portfolio, Long-Short Deep Discount Value Portfolio, Long-Short Earnings Revision Portfolio, Long-Short Equity Global Portfolio, Long-Short Equity International Portfolio, Long-Short Equity Momentum Portfolio, Long-Short Equity REIT Portfolio, Merger Arbitrage Portfolio, and Long-Short Equity Healthcare/Biotech Portfolio (constituting Underlying Funds Trust, "the Funds") as of and for the period ended December 31, 2006, in accordance with the standards of the Public Fund Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

Management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A Funds' internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a Funds' assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the Funds' ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the Funds' annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be significant deficiencies or material weaknesses under standards established by the Public Fund Accounting Oversight Board (United States). However, we noted the following deficiencies in the Funds' internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2006.

As of December 31, 2006, the Funds did not maintain effective control over the completeness and accuracy or their investment positions. Specifically, the Funds did not maintain effective control to ensure that the reconciliations between the custodians' records and the Funds' general ledger were operating in a manner sufficient to identify correct investment positions and to ensure that such positions were accounted for in accordance with generally accepted accounting principles. This control deficiency resulted in an audit adjustment to the Fund's 2006 financial statements to correct the classification and value of a swap transaction. This control deficiency could result in a material misstatement of the aforementioned accounts and related disclosures that would result in a misstatement to annual or semi-annual financial statements that would not be prevented or detected. Accordingly, this control deficiency constitutes a material weakness.

This report is intended solely for the information and use of management and the Board of Trustees of Underlying Funds Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
March 8, 2007